SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                         Date of Report: August 15, 2001


                          EUROPEAN MICRO HOLDINGS, INC.
                          -----------------------------
               (Exact Name of Registrant as Specified in Charter)



         NEVADA                       0-23949                  65-0803752
(State or other jurisdiction        (Commission               (IRS Employer
     of incorporation)              File Number)             Identification No.)



6073 N.W. 167TH STREET, UNIT C-25, MIAMI, FLORIDA                        33015
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(Address of principal executive offices)                              (Zip code)



Registrant's telephone number, including area code:  (305) 825-2458
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ITEM 5. OTHER EVENTS.

        On August 15, 2001, European Micro Holdings, Inc. reported several events that will materially effect its ability to continue as a going concern. The press release stated:

        o European Micro Plc's principal lender in Europe, Natwest, has restructured its loan by lowering its borrowing base and reducing the loan amount to 620,000 pounds sterling. European Micro Plc is a wholly-owned subsidiary of European Micro Holdings, Inc. This restructuring will materially impair European Micro Plc's ability to finance its operations, to purchase inventory and to continue as a going concern.

        o Mr. John P. Gallagher has notified European Micro Holdings, Inc. that he intends to declare his loan to European Micro Holdings in the amount of $659,139 due and payable. This loan relates to the purchase of American Micro Computer Center by European Micro Holdings. In such event, Mr. John B. Gallagher, Co-President and Co-Chairman of European Micro Holdings, has indicated that he would also declare his loan to European Micro Holdings in the amount of $659,139 due and payable. European Micro Holdings does not have sufficient funds to satisfy these obligations and therefore a default is likely to occur. Upon a default, Messrs. Gallagher would, under the terms of a pledge agreement, be entitled to take back their shares of stock in American Micro Computer Center. This would result in European Micro Holdings no longer owning an interest in American Micro Computer Center.

        o The combination of the events described above will materially impair European Micro Holdings ability to continue as a going concern.


ITEM 7. EXHIBITS.

        Exhibit 99.1 - Press release dated as of August 15, 2001.



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


                                   SIGNATURES



        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          EUROPEAN MICRO HOLDINGS, INC.



Date:  August 15, 2001                    By:  /s/ John B. Gallagher
                                             ---------------------------------
                                          Name:  John B. Gallagher, Jr.
                                          Its:   Co-Chairman



















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